Exhibit No. 2(ii)

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BYLAWS
OF
WESTERN TECHNOLOGY & RESEARCH, INC.

ARTICLES I.  OFFICES

     The principal office of the Corporation in the State of Wyoming shall be located at Riverton, Fremont County, Wyoming. The Corporation may have such other offices within the State of Wyoming, as the Board of Directors may designate or as the business of the Corporation may require from time to time.

ARTICLE II.  SHAREHOLDERS

     Section 1. Annual Meeting. The annual meeting of the shareholders shall be held on the second Monday of September of each year, beginning with the year 1985, at the hour of 2:00 p.m., in the City of Riverton, State of Wyoming, for the purpose of electing Directors and for the transaction of such other business as may come before the meeting.

     Section 2. Notice. A notice setting out the time and place of such annual meeting shall be mailed to each shareholder of record of his last known address, at least ten (10) days prior to the annual meeting.

     Section 3. Special Meetings. Special meetings of the shareholders shall be held at the same place as the annual meeting as herein provided. Such meetings may be called at any time by the President, any two Directors or the holders of one-half (&half;) of the outstanding shares of the capital stock of the Corporation. A notice setting out the time and place of such special meeting shall be mailed to each shareholder of record at his last known address, at lest ten (10) days prior to the special meeting.

     Section 4. Quorum. A majority of the stock issued and outstanding shall constitute a quorum for the transaction of business at any meeting of the shareholders.

     Section 5. Voting. Each shareholder shall be entitled to one vote for each share of stock in his own name on the books of the Corporation whether represented in person or by proxy. All proxies shall be in writing and properly signed.

ARTICLE III.  STOCK

     Section 1. Certificate. Certificate of stock shall be in a form adopted by the Board of Directors and signed by the Secretary-Treasurer and shall be attested by the Corporate Seal.

     Section 2. Number of Certificates. All certificates shall be consecutively numbered. The name of the person owning the shares represented thereby, with a number of such shares and the date of issue, shall be entered on the Corporation's books.

     Section 3. Transfer of Certificates [Repealed by Board on 10/15/96]
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     Section 4.  Lost certificates. A duplicate certificate may be issued in replacement of a lost, stolen or destroyed certificate only after receipt of shareholder's Affidavit in the format required by the Board of Directors, and after the shareholder requesting such replacement certificate files a bond in the amount and form satisfactory to the Board of Directors.

ARTICLE IV.  DIRECTORS

     Section 1. Election, Number and Tenure. The Board of Directors shall be chosen annually by the shareholders at their annual meeting to manage the affairs of the Corporation. Their term of office shall be for one year or until their Successors are so chosen.

     Section 2. Vacancies. Vacancies in the Board of Directors for reason of death, resignation or other causes shall be filled by the remaining Directors choosing from among the shareholders a Director to fill the unexpired term.

     Section 3. Regular Meetings. Regular meetings of the Board of Directors shall be held without notice other than this Bylaw immediately after and at the same place as the annual meeting of shareholders. The Board of directors may provide by resolution, the time and place for holding additional regular meetings without other notices than such resolution.

     Section 4. Duties. The Directors shall have the general management and control of the business and affairs of the Corporation and shall exercise all the powers that may be exercised or performed by the Corporation under the Wyoming Business Corporation Act, the articles of Incorporation and the Bylaws. The act of the majority of the Directors at any meeting shall be the act of the Board of Directors.

ARTICLE V.  OFFICERS

     Section 1. Number. The officers of the Corporation shall be a President, and Secretary-Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors.

     Section 2. Duties of the President. The President shall preside at all meetings of the Directors and shareholders and shall have general charges of and control over the affairs of the Corporation subject to a Board of Directors. The President may sign checks and execute contracts and make loans on behalf of the Corporation.

     Section 3. Duties of the Secretary-Treasurer. The Secretary-Treasurer shall sign all certificates of stock of the Corporation; shall keep a record of the minutes of the proceedings of meetings of Shareholders and Directors; shall give notice as required in these Bylaws of all special meetings and shall have custody of all books, records and papers of the Corporation.

     Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of Directors for the unexpired deration of the term.

     Section 5. Removal. Any officer or assistant officer elected or appointed by the Board of Directors may be removed by the Board whenever in its judgment the best interests of the Corporation would be served thereby.


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ARTICLE VI.  CONTRACTS, LOANS, CHECKS AND DEPOSITS

     Section 1. Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances, as designated by resolution of the Board.

     Section 2. Loans. Only the President may execute loans on behalf of the Corporation. No other loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name by any other officers unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

     Section 3. Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by the President unless otherwise determined by resolution of the Board of Directors.

     Section 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited in such bank or banks as may be designated from time to time by the Board of Directors.

ARTICLE VII.  FISCAL YEAR

     The fiscal year of the Corporation shall begin on the first day of January and end on the last day of December of each year.

ARTICLE VIII.  DIVIDENDS

     The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law.

ARTICLE IX.  SEAL

     The Corporation Seal of this Corporation shall be a circular seal inscribed thereon with the bane of the Corporation, and the state of incorporation and the words, "Corporation Seal". The seal shall be stamped or affixed to such documents as may be prescribed by law of custom or by the Board of Directors.

ARTICLE X.  NOTICE OF WAIVER

     Whenever any notice is required to be given to any shareholder or directors of the Corporation under the Provisions of these Bylaws, under the provisions of the Wyoming Business Corporation Act, a Waiver thereof in writing, signed by the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE XI.  AMENDMENTS

     The Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors.

/S/ H. Jean Baker, Secretary-Treasurer